Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Administrator of

The FirstBank 401(k) Retirement Plan

for Residents of Puerto Rico:

We consent to the incorporation by reference in the registration statement (No. 333-106656) on Form S-8 of First BanCorp. of our report dated June 26,2014, with respect to the statements of assets available for benefits of The FirstBank 401(k) Retirement Plan for Residents of Puerto Rico as of December 31, 2013 and 2012, the related statement of changes in assets available for benefits for the year ended December 31, 2013, and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013, and Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the years ended December 31, 2013 and 2012 which report appears in the December 31, 2013 annual report for Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of Puerto Rico.

/s/ KPMG LLP

San Juan, Puerto Rico

June 26, 2014